As filed with the Securities and Exchange Commission on December 23, 1996
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)

          Delaware                     7373                       33-0692466
(State or Other Jurisdiction    (Primary Standard             (I.R.S. Employer
    of Incorporation or     Industrial Classification        Identification No.)
       Organization)               Code Number)

                          5140 Yonge Street, Suite 1525
                               North York, Ontario
                                 Canada M2N 6L7
                                 (416) 222-9629
                        (Address and Telephone Number of
                          Principal Executive Offices)

          Jack Y. L. Lee
      Chief Executive Officer                      Jay Gary Finkelstein, Esquire
Paradigm Advanced Technologies, Inc.                    Piper & Marbury L.L.P.
   5140 Yonge Street, Suite 1525                    1200 Nineteenth Street, N.W.
        North York, Ontario                            Washington, D.C. 20036
          Canada M2N 6L7                                   (202) 861-3900
          (416) 222-9629
                       (Name, Address and Telephone Number
                             of Agents For Service)

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this
                                                  Registration Statement

                                -----------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of Each
  Class of            Number        Estimated       Estimated
 Securities         of Shares        Offering       Aggregate         Amount of
    to be             to be           Price         Offering        Registration
 Registered         Registered       Per Unit         Price              Fee
--------------------------------------------------------------------------------
Common Stock,
par value           12,109,546     $0.328125*    $3,973,444.78*       $1,204.07
$0.0001 per share
================================================================================

* Pursuant to Rule 457(c), the proposed maximum offering price is estimated to be $0.328125, the average of the bid price ($0.28125) and asked price ($0.375) for the Company's securities of the same class on December 20, 1996.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              TABLE OF CONTENTS AND
                              CROSS-REFERENCE SHEET
                  Showing location in Prospectus of information
                         required by Part I of Form SB-2

Item Number and Caption                  Prospectus Heading                 Page

 1. Front of Registration Statement and  Outside Front Cover Page of
    Outside Front Cover of Prospectus    Prospectus

 2. Inside Front and Outside Back Cover  Outside Front Cover Page of
    Pages of Prospectus                  Prospectus

 3. Summary Information and Risk         Prospectus Summary...................3
    Factors                              Risk Factors.........................4

 4. Use of Proceeds                      Use of Proceeds.....................12

 5. Determination of Offering Price      Outside Front Cover Page of
                                         Prospectus; Determination of
                                         Offering Price......................12

 6. Dilution                             Dilution............................12

 7. Selling Security Holders             Selling Stockholders................12

 8. Plan of Distribution                 Plan of Distribution................13

 9. Legal Proceedings                    Legal Proceedings...................14

10. Directors, Executive Officers,       Directors, Executive Officers,
    Promoters and Control Persons        Promoters and Control Persons.......15

11. Security Ownership of Certain        Security Ownership of Certain
    Beneficial Owners and Management     Beneficial Owners and Management....16

12. Description of Securities            Description of Securities...........16

13. Interest of Named Experts and        Interest of Named Experts and
    Counsel                              Counsel.............................17

14. Disclosure of Commission Position    Disclosure of Commission Position
    on Indemnification for Securities    on Indemnification for Securities
    Act Liabilities                      Act Liabilities.....................17

15. Organization Within Last Five Years  Certain Relationships and Related
                                         Transactions........................19

16. Description of Business              The Company; Description of
                                         Business.............................9

17. Management's Discussion and          Plan of Operation...................18
    Analysis or Plan of Operation

18. Description of Property              Description of Property.............19

19. Certain Relationships and Related    Certain Relationships and Related
    Transactions                         Transactions........................19

20. Market for Common Equity and         Market for Common Equity and
    Related Stockholder Matters          Related Stockholder Matter..........19

21. Executive Compensation               Executive Compensation..............19

22. Financial Statements                 Financial Statements................21

23. Changes In and Disagreements With    Changes In and Disagreements With
    Accountants on Accounting and        Accountants on Accounting and
    Financial Disclosure                 Financial Disclosure................27

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                           SUBJECT TO COMPLETION
                                  PRELIMINARY PROSPECTUS DATED DECEMBER 23, 1996

                                12,109,546 Shares
                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                                  Common Stock
                          (par value $0.0001 per share)

         This prospectus relates to 12,109,546 shares (the "Shares") of common stock, $0.0001 par value (the "Common Stock"), of Paradigm Advanced Technologies, Inc., a Delaware corporation (the "Company"). All of the Shares are shares of Common Stock that are either outstanding or that are to be issued upon the exercise of warrants or options owned or held by the persons named in this Prospectus under the caption "Selling Stockholders." The Shares either: (i) were acquired by the Selling Stockholders in various private placements by the Company, all of which were exempt from the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"), (ii) will be acquired in the future by the Selling Stockholders upon the exercise of warrants granted in connection with such private placements, or (iii) will be acquired in the future by the Selling Stockholders upon the exercise of options previously granted by the Company. See "Selling Stockholders."

         The Company's Common Stock is quoted for trading on the National Association of Securities Dealers' Automated Quotation System Over-the-Counter Electronic Bulletin Board ("Nasdaq-OTC") under the symbol "PRAV." The Selling Stockholders may from time to time sell the Shares on the Nasdaq-OTC, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

         The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Selling Stockholders."

         The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

         The  Shares  have  not  been   registered   for  sale  by  the  Selling
Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which transactions occur or the existence of any exemption from registration.

         On December 18, 1996, the closing bid and asked prices of the Common Stock as reported on the Nasdaq-OTC were $0.3125 and $0.4375, respectively.

                                -----------------

         See  "Risk  Factors,"  beginning  on  Page  4,  for  information  and a
discussion  of  certain   factors  that  should  be  considered  by  prospective
investors.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
          SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
Per Unit Total,                             Underwriting
 Total Minimum           Price to          Discounts and            Proceeds to
 Total Maximum            Public            Commissions              Company(1)
--------------------------------------------------------------------------------
Per Share:  0.329125*       *                   N/A                     None
--------------------------------------------------------------------------------
Total:  $3,973,444.78*      *                   N/A                     None
--------------------------------------------------------------------------------

* The Shares will be offered from time to time by the Selling Shareholders, who retain the right to determine both the number of Shares that will be offered and the timing of any such offering. The Shares will be sold at the market price at the time of such sale or at such other price as may be negotiated. Delivery of certificates representing the shares of Common Stock will be made against payment therefor through the one or more brokers or dealers, in negotiated transactions, or otherwise. See "Plan of Distribution."

                                -----------------

                      Paradigm Advanced Technologies, Inc.

                The date of this Prospectus is December 23, 1996.

                                -----------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus contains information concerning the Company but does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the 1933 Act. Such reports, proxy or information statements, Registration Statement and exhibits and other information filed by the Company with the Commission can be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth St., N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and via the Commission's World Wide Web page at "http://www.sec.gov." Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to above that have been incorporated into this Prospectus by reference. Written or oral requests for such copies should be directed to: Jack Lee, Corporate Secretary, Paradigm Advanced Technologies, Inc., 5140 Yonge Street, Suite 1525, North York, Ontario, Canada, M2N 6L7; telephone (416) 222-9629.

         The Company intends to furnish stockholders with annual reports containing consolidated financial statements for each fiscal year audited by an independent accounting firm and unaudited quarterly reports.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All dollar amounts in this Prospectus are stated in the lawful currency of the United States unless otherwise indicated.

                                   The Company

     Paradigm Advanced Technologies, Inc. (the "Company") is a development stage company that develops, markets, and distributes software-based digital video surveillance systems that can be used for security or other purposes. The Company's products currently include VideoBank, a software-based video surveillance system that permits the user to store video images on a computer disk drive rather than on conventional videotape, and VideoBank Remote, a similar software-based video surveillance system that permits the transmission of video images using ordinary telephone lines rather than coaxial or proprietary transmission lines. The Company believes that both of these products represent improvements over existing video surveillance technology, not only in terms of ease of use of the products, but also in terms of the products' capabilities for recalling and manipulating video data, the ability to upgrade the systems without needing to replace hardware components, and the products' general independence from particular or proprietary hardware components.

     Until recently, manufacturing of the Company's VideoBank product line was outsourced to Alpha Systems Lab, Inc. ("ASL") pursuant to a Distributor Agreement. The Distributor Agreement terminated on October 4, 1996, without objection from the Company. The Company permitted this termination to occur because, although ASL had been the Company's sole supplier of products: (1) the Company plans to meet its long-term product needs through internal production of new versions of the VideoBank products that the Company currently is developing and testing; (2) the Company believes that it has adequate inventory to meet expected customer demand for VideoBank products in the near future; and (3) the Company expects that it will have the ability to obtain additional product from ASL if necessary in the near term, although at higher prices. Consequently the Company believes that the termination of the Distributor Agreement will not have a material adverse effect on the Company's business or results of operations. The Company anticipates that its new versions of VideoBank products will be ready for market in the first quarter of 1997 and that they will offer improved functionality, better compatibility with the Windows-based graphical user interface environment, and the ability to work with a variety of video capture cards made by different manufacturers rather than solely with one proprietary card.

     The Company's present strategy is to aggressively market and promote the existing versions of the VideoBank and VideoBank Remote products, and simultaneously to continue developing the proprietary upgraded versions of these products. The Company's products generally compete with hardware-based or videotape-based video surveillance products, and therefore the Company intends to use its marketing and advertising efforts to increase awareness of the advantages of its software-based system. The Company believes that demand for video surveillance systems will be driven by factors such as: the commercial and residential construction markets, the overall crime rate and the property crime rate, both locally and nationwide, the development of better and more cost-effective technology and equipment, the effects of advertising, and more widespread acceptance of the technology.

     The Company's principal executive offices are located at 5140 Yonge Street, Suite 1525, North York, Ontario, Canada, M2N 6L7, and its telephone number is
(416) 222-9629. The Company was incorporated in Delaware in January, 1996.

     The Company is required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Company will furnish annual reports to its shareholders which will include audited financial statements reported on by its independent auditors and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company also will furnish such other reports from time to time as it may determine or as may be required by law.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby. A purchase of the Shares offered hereby is speculative in nature and involves a high degree of risk. No purchase of the Shares should be made by any person who is not in a position to lose the entire amount of such investment.

Limited Operating History, Historical Operating Losses; Variability of Results of Operations

     The Company is subject to risks associated with early stage companies, including start-up losses, uncertainty of revenues, absence of current profitability and the need for additional funding. The Company has a limited history of operations and no history of revenues. The Company has incurred cumulative losses of $985,656 from the date of incorporation on January 12, 1996, to September 30, 1996. The Company has not yet made any product sales, and there can be no assurance that: (i) product sales will occur, or, once commenced, will continue or increase; (ii) the Company will achieve profitable operations; or (iii) new products introduced by the Company will achieve market acceptance. The Company's results of operations will continue to vary significantly and will be highly dependent on the timing of product introductions and enhancements by the Company and its competitors, changes in pricing, execution of any necessary technology licensing agreements and the volume and timing of orders received, all of which are difficult to forecast. A significant portion of the Company's expenses are relatively fixed and planned expenditures are based on sales forecasts. As a result of the foregoing and other factors, the Company anticipates that it may experience material and adverse fluctuations in results of operations on a quarterly or annual basis. Therefore, the Company believes that period to period comparisons of its revenues and results of operations are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. See "Plan of Operations."

Dependence On Key Personnel

     The Company's success depends to a significant degree upon the continuing contributions of its key management personnel including, Jack Y. L. Lee, its Chief Executive Officer, and David Kerzner, its President, and upon its ability to attract and retain qualified personnel in the future. The loss of services of any key management personnel could adversely affect the Company's financial condition or results of operations. The Company believes that its future success will depend in a large part upon its ability to attract and retain highly skilled managerial, sales, marketing and product development personnel. Competition for qualified personnel in most technology-related industry sectors is intense, and there can be no assurance that the Company will be successful in retaining its key employees or that it can attract or retain additional skilled personnel as required. The Company maintains no "key man" insurance on any of its officers or directors. Mr. Lee and Mr. Kerzner both have consulting agreements with the Company that contain non-competition covenants and confidentiality and non-solicitation provisions, among others. The enforceability and scope of these agreements are subject to judicial interpretation, and therefore the agreements may not be enforceable as written.

Offering Price and Subsequent Trading Price Dependent Upon Market

     The securities to be offered hereby will be offered at the market price prevailing at the time of the offer, which price may vary and may have a limited relationship, or no relationship, to the Company's assets, book value, results of operations or other established criteria of value. The offering price also may not be indicative of the prices that will prevail in the subsequent trading market for the Company's securities. The Company's securities will trade in the subsequent trading market at prices that may vary and may have a limited relationship, or no relationship, to the Company's assets, book value, results of operations or other established criteria of value.

Future Sales of Common Stock Under Rule 144 or Otherwise

     Of the 14,123,769 shares of the Company's Common Stock issued and outstanding as of the date of this Prospectus, 6,000,000 shares are "restricted securities," as that term is defined under Rule 144 promulgated under the 1933 Act, and will become eligible for sale in the public market subject to the provisions of Rule 144. In general under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a two-year holding requirement may sell restricted securities within any three-month period limited to a number of shares which does not exceed the greater of one percent of the then outstanding shares or the average weekly trading volume of the Company's Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits the sale (without any quantity limitation) of "restricted securities" by a person who is not an affiliate of the issuer and who has satisfied a three-year holding period.

Limited Prior Market for Common Stock; Possible Volatility of Stock Price

     The Common Stock is quoted on the Nasdaq-OTC Bulletin Board. However, no assurance can be given that an active public market will develop or be sustained. Factors such as announcements of the introduction of new or enhanced products by the Company or its competitors and quarter- to-quarter variations in the Company's results of operations, as well as market conditions in the technology and emerging growth company sector, may have a significant impact on the market price of the Company's Common Stock. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the price of the Company's Common Stock.

Classification of the Common Stock as Penny Stock

     In October 1990, Congress enacted the "Penny Stock Reform Act of 1990." "Penny Stock" is generally any equity security other than a security (a) that is registered or approved for registration and traded on a national securities exchange or an equity security for which quotation information is disseminated by The National Association of Securities Dealers Automated Quotation ("Nasdaq") System on a real-time basis pursuant to an effective transaction reporting plan, or which has been authorized or approved for authorization upon notice of issuance for quotation in the NASDAQ System, (b) that is issued by an investment company registered under the Investment Company Act of 1940, (c) that is a put or call option issued by Options Clearing Corporation, (d) that has a price of five dollars or more or (e) whose issuer has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years and average revenue of at least $6,000,000 for the last three years. The Company's Common Stock does not meet these criteria. On April 12, 1996, the Common Stock of the Company was approved for trading on the Nasdaq-OTC Electronic Bulletin Board. From the time of the listing through December 18, 1996, the high bid price was $0.7500 and the low bid price was $0.1562. Therefore, the Common Stock is subject to Rules 15g-2 through 15g-9 (the "Penny Stock Rules") under the Exchange Act. The Penny Stock Rules impose additional reporting, disclosure and sales practice requirements on brokers and dealers and require that such brokers and dealers must make a special suitability determination of each purchaser and must have received the purchaser's written consent to the transaction prior to the sale. Consequently, the Penny Stock Rules may affect the ability of brokers and dealers to sell the Company's Common Stock and may affect the ability of purchasers to sell any of the Shares acquired hereby in the secondary markets.

     So long as the Company's Common Stock is within the definition of "Penny Stock" as defined in Rule 3a51-1 of the Exchange Act, the Penny Stock Rules will continue to be applicable to the Common Stock. Unless and until the price per share of Common Stock is equal to or greater than $5.00, the Common Stock will be subject to substantial additional risk disclosures and document and information delivery requirements on the part of brokers and dealers effecting transactions in the Common Stock. Such additional risk disclosures and document and information delivery requirements on the part of such brokers and dealers may have an adverse effect on the market for and/or valuation of the Common Stock.

Absence of Dividends

     The Company has not paid any cash dividends on its capital stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance the future growth of the Company.

Control by Existing Stockholders

     The Company's directors, officers and principal (greater than 5%) stockholders, taken as a group, together with their affiliates, beneficially own in the aggregate approximately 58.7% of the Company's outstanding Common Stock. Certain principal stockholders are directors or executive officers of the Company. As a result of such ownership, these stockholders are likely to be able to control matters requiring approval by the stockholders of the Company, including the election of directors. See "Security Ownership of Certain Beneficial Owners and Management."

Emerging Market for Software-Based Video Surveillance Systems

     The market for software-based video surveillance systems is emerging and is dependent on the general demand for video surveillance systems, which is difficult to predict with any certainty. The general demand for video surveillance systems is dependent on a number of variables, including the commercial and residential construction markets, the overall crime rate and the property crime rate in a particular locality and nationally, the development of better and more cost-effective technology and equipment, the effects of advertising, and more widespread acceptance of such technology. Unless and until the general demand for video surveillance systems grows, demand for software-based video surveillance systems is likely to be limited and market share is likely to derive primarily from direct competition with hardware-based systems. Even if there is an increase in demand for video surveillance systems in general, the demand for software-based systems may not increase at the same rate. There can be no assurance that the market for software-based video surveillance systems will either develop at the rate contemplated by the Company or at a rate sufficient to support the Company's business plan. See "The Company; Description of Business."

Rapid Technological Change

     The emerging software-based video surveillance system market, and the computer industry in general, are characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. The Company must continuously update its existing and planned products to keep them current with changing technologies and must develop new products to take advantage of new technologies that could render the Company's existing products obsolete. The Company's future prospects are highly dependent on its ability to increase the functionality of its products in a timely manner and to develop new products that address new technologies and achieve market acceptance. There can be no assurance that the Company will be successful in these efforts. If the Company is unable to develop and introduce such products in a timely manner, due to resource constraints or technological or other reasons, this inability could have a material adverse effect on the Company's results of operations. In particular, the introduction of new products is subject to the inherent risk of development delays. The Company has experienced product development delays in the past, and such delays may occur in the future. In addition, due to the uncertainties associated with the Company's emerging market, there can be no assurance that the Company will be able to forecast product demand accurately or to respond in a timely manner to changing technologies and customer requirements. See "The Company; Description of Business--VideoBank and VideoBank Remote" and "--New Versions of Products."

Competition

     The market for video surveillance systems, including the Company's software-based system, is highly competitive and is characterized by pressures to reduce prices, incorporate new features and accelerate the release of new products. A number of companies currently offer products that compete directly or indirectly with the Company's system. Certain of the Company's competitors or potential competitors have significantly greater financial, management, technical and marketing resources and other competitive resources, as well as longer operating histories, greater name recognition, and a larger customer base, than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than can the Company. Although the Company considers that its digital software product is unique in the security industry, competition in the security industry is expected to develop, increase, and generally become more intense. The Company believes that significant competitive factors affecting the market are depth of product functionality, product quality and performance, product price and customer support. In the event that competition significantly increases, competitive pressures could cause the Company to reduce the prices of its products, which could adversely affect the Company's results of operations. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Competition also could increase if new companies enter the market or if existing competitors expand their product lines. An increase in competition could result in price reductions and loss of market share. A variety of other potential actions by the Company's competitors, including increased promotion and accelerated introduction of new or enhanced products, also could reduce the Company's gross margins and have a material adverse effect on the Company's financial condition or results of operations. Although the Company believes it has certain technological and other advantages over its competitors, maintaining such advantages, if any, will require continued investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to maintain such competitive advantages. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has strategic relationships, to increase the ability of their products to address the security needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the Company's financial condition or results of operations could be materially adversely affected. There can be no assurance that the Company will be able to compete successfully in the future. See "The Company; Description of Business--Competition."

Substantial Dilution

     In many cases, the officers, directors and present stockholders of the Company have acquired their interest in the Company at a cost substantially lower than that which investors will pay for the Common Stock offered hereby. In addition, 10,634,519 of the Shares described in this Prospectus are shares issuable upon the exercise of warrants and options held by the officers, directors and present stockholders of the Company, most of which shares will be issued at prices substantially lower than that which investors will pay for the Common Stock offered hereby. As a result, investors participating in the Offering likely will incur immediate, substantial dilution in the net tangible book value per share.

Future Capital Needs and Uncertainty of Additional Funding

     The Company has expended, and will continue to expend in the future, substantial funds to complete the research and development, manufacturing and marketing of its products. Based on its current staffing level and product development schedule, the Company anticipates that its working capital and funds anticipated to be derived from operations should be adequate to satisfy its capital and operating requirements through the first quarter of 1997. This estimate is based upon the assumptions that research and development expenses continue at present levels and that the number of personnel remains unchanged. There can be no assurance, however, that the Company will have sufficient working capital to satisfy the Company's capital needs either until or beyond this date. The Company anticipates that it will seek additional funding through public or private sales of its securities, including equity securities, and that it will seek a bridge loan with the assistance of First Liberty, a New
York-based investment bank. It may not be possible to obtain adequate funds, whether through financial markets, bank loans, or collaborative or other arrangements with corporate partners or from other sources, when needed or on terms acceptable to the Company. In the event that the Company is not able to obtain additional funding on a timely basis, the Company may be required to scale back or eliminate certain or all of its development, manufacturing or marketing programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop, manufacture or market itself, any of which actions could have a material adverse effect on the Company's financial condition or results of operations. See "Plan of Operation."

Reliance on Third Party Resellers

     A substantial majority of the Company's sales revenues in the future may be derived from the sale of its products through third parties. Accordingly, the Company may become dependent on the continued viability and financial stability of these resellers. The Company may become dependent on the resellers who generally offer products of several different companies, including in some cases products that are competitive with the Company's products. There can be no assurance that the Company's resellers, if any, will continue to purchase the Company's products over time or provide such products with adequate levels of support. The loss of, or a significant reduction in sale volume to, any such resellers could have a material adverse effect on the Company's results of operations.

Dependence on Third Parties for Manufacturing and Shipping

     The Company may utilize an independent third party for the manufacture, installation, or shipment of its finished products. The manufacture of the Company's products consists of primarily of duplicating diskettes or pressing CD-ROMs, printing manuals and packaging and assembling finished products, all of which are or may be performed either by the Company or by a third party acting in accordance with the Company's specifications. The Company's products also may be installed on a computer's hard disk drive and, together with the necessary additional equipment, sold as a complete video surveillance system. Although the Company's products do not depend upon any particular or proprietary computer hardware configuration and the Company believes there are several vendors who can supply the manufacturing and shipping services it may require for its products, any significant failure to establish reliable manufacturing and distribution facilities for the Company's products on a timely basis could have a material adverse effect on the Company's results of operations. See "The Company; Description of Business."

Management of Growth

     The Company's business has grown in recent periods and this growth has placed, and if sustained will continue to place, a substantial burden on its managerial, operational, financial and information systems. In particular, the growth of the Company's business has required and, if sustained, will continue to require the employment of additional software, technical and development engineers, the number of which could be substantial. There can be no assurance that the Company will be able to hire engineers and other employees with the necessary qualifications. The future success of the Company also depends upon its ability to attract and retain highly skilled managerial, sales, marketing and operations personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. There can be no assurance that the Company's management will be able to manage future expansion, if any, successfully, or that its management, personnel or systems will be adequate to support the Company's operations or will be implemented in a cost-effective or timely manner. The Company's success depends to a significant extent on the ability of its executive officers and other members of senior management to respond to these challenges effectively. The Company's inability to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition.

Limited Protection of Proprietary Technology

     The Company regards its software technology as proprietary and attempts to protect it under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. The Company distributes individual copies of its software under a "shrinkwrap" license agreement containing these restrictions and generally does not obtain signed license agreements from its end users. Although the enforceability of shrinkwrap licenses is not well established, the Company is not aware of any third parties which are making unauthorized use of the Company's proprietary technology. It may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual rights to the same extent as the laws of the United States and Canada. As the number of software products in the market increases and the functionality of these products further overlaps, the Company believes that software will increasingly become the subject of claims that such software infringes the rights of others. To date no third party has filed an infringement claim against the Company and there have been no explicit threats of litigation asserting that the Company's products infringe their intellectual property rights, but there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to intellectual property rights of third parties. If the Company were required to so obtain any such licenses, there can be no assurance that such licenses will be available on reasonable terms, or at all.

                      THE COMPANY; DESCRIPTION OF BUSINESS

General

     The Company is a development stage company incorporated in Delaware on January 12, 1996, that was formed to act as a developer, marketer and distributor of digital video surveillance security software products. On its date of incorporation, the Company acquired all of the right, title and interest in a security and surveillance products business established by Paradigm Advanced Technologies Joint Venture (the "Joint Venture"). The Joint Venture was dissolved on the same day.

Distributor Agreement

     Until recently, manufacturing of the Company's VideoBank product line was outsourced to Alpha Systems Lab, Inc. ("ASL") pursuant to a Distributor Agreement. Under this Distributor Agreement, ASL was responsible for producing the VideoBank and VideoBank Remote products, and the Company had the exclusive right to purchase and distribute these products in Canada and the non-exclusive right to purchase and distribute them worldwide. Other than the Distributor Agreement, there was and is no relationship or affiliation between ASL and the Company.

     The distribution rights granted under the Distributor Agreement were to expire in November, 2005, although that agreement provided for early termination in certain events. ASL notified the Company on October 4, 1996, that ASL had terminated the Distributor Agreement as a result of certain alleged non-performance by the Company. The Company permitted this termination to occur because, although ASL had been the Company's sole supplier of products: (1) the Company plans to meet its long-term product needs through internal production of new versions of the VideoBank products that the Company currently is developing and testing; (2) the Company believes that it has adequate inventory to meet expected customer demand for VideoBank products in the near future; and (3) the Company expects that it will have the ability to obtain additional product from ASL if necessary in the near term, although at higher prices. Consequently the Company believes that the termination of the Distributor Agreement will not have a material adverse effect on the Company's business or results of operations. The Company anticipates that its new versions of VideoBank products will be ready for market in the first quarter of 1997 and that they will offer improved functionality, better compatibility with the Windows-based graphical user interface environment, and the ability to work with a variety of video capture cards made by different manufacturers rather than solely with one proprietary card.

VideoBank and VideoBank Remote

     VideoBank is a software-based video surveillance system. This system differs from conventional, hardware-based video surveillance systems, which rely upon video cassette recorders (VCRs), in that the VideoBank system digitally records images, and stores them in and retrieves them from a computer's memory instead of a video cassette tape. This system eliminates many of the problems associated with operating a VCR-based security system, such as storage and preservation of video cassette tapes and the possibility of mechanical failures and breakdowns of the VCR or other components of the system. It also introduces a measure of efficiency in installing improvements to the system, because improvements can be made simply by implementing upgrades to the software, instead of having to purchase and install new hardware components. At the same time, although additional image storage capacity can be added simply by augmenting the computer's memory, the software-based video surveillance system has the drawback of being highly dependent on low-cost, high-capacity removable data storage media. Based upon current trends in computer hardware pricing, however, the Company believes that such low-cost, removable data storage media (including, for example, optical data disks) will continue to become more widely available in the future.

     VideoBank Remote is a predominantly software-based system that allows images captured by VideoBank to be transmitted digitally over conventional telephone lines. The Company will market and distribute the software component of this system. Like VideoBank, VideoBank Remote operates on a conventional personal computer and modem. Its software is also designed to be user-friendly, employing an icon-driven, Windows-based graphical user interface. By transmitting over telephone lines, it obviates the need to link camera sites to the remote observation post by installing coaxial cables. Advances in computer technology have made possible VideoBank Remote and its advances over existing telephone transmission technology in terms of clarity of image, transmission time, and cost of transmission. VideoBank Remote has demonstrably the best image per transmission time of any existing telephone-based system, primarily because both the VideoBank and VideoBank Remote systems can accept images of any resolution quality that the video camera itself is capable of producing, and do not impose any limit on the maximum resolution of the image as do many competitive products such as Telesite and TVX.

     Although VideoBank and VideoBank Remote utilize computer hardware and other physical equipment, these systems are referred to herein as "software-based" systems because neither product requires the use of proprietary hardware. Instead, both products can operate on any computer hardware that meets the minimum system specifications: as noted above, the specification calls for a conventional personal computer with at least a 486-class central processing unit. Therefore, these systems can be sold either as a software package to be installed upon any computer system that meets the system specifications or as a "turn-key" hardware-software system. In contrast, to the Company's knowledge, most of its competitors in the marketplace for video surveillance security systems offer systems that are based on proprietary hardware or equipment. See "The Company--Competition."

     The VideoBank and VideoBank Remote systems are Windows-based and offer an icon-driven user interface. When installed on a computer that has 850 megabytes
(MB) of available internal hard disk drive storage space, VideoBank is capable of recording at least 24 hours of data at the rate of one high resolution color frame per second. In addition, if there is an alarm condition, the system is capable of recording 15 frames per second for a limited time span of approximately 16 minutes. This capacity is sufficient to provide high-resolution, multiple-frame motion video of several alarm conditions, each having a duration of two or three minutes. In addition, the ability to transmit video images over a telephone line, rather than via coaxial or other specialized closed-circuit cable, makes the VideoBank Remote system easier to use and less expensive than traditional remote surveillance systems. In addition, improvements and upgrades to the VideoBank system can be made by implementing upgrades to the software itself, rather than upgrading the equipment itself. These software upgrades permit the addition of new functions such as Video Transmission, Image Downloading, Multi-Plexing and Video Motion Sensing.

New Versions of Products

     The Company is engaged in the development of new versions of the VideoBank and VideoBank Remote software-based video surveillance systems, and currently expects to have its first such product available for marketing and sale during the first quarter of 1997. The Company presently expects that such products will have most of the same capabilities and features as the VideoBank and VideoBank Remote Version 1 products currently have, as well as additional features and improved functionality, better compatibility with the Windows-based graphical user interface environment, and the ability to work with a variety of video capture cards made by different manufacturers.

Competition

     The VideoBank system is referred to as a "software based" system because the product does not require the use of proprietary hardware. In contrast, to the Company's knowledge, most of its competitors in the marketplace for video surveillance security offer products that are based on proprietary hardware or equipment. There are approximately 20 companies that manufacture video transmission systems for security applications. Though some competitors may have developed software products for use in video security and surveillance products, the existing competitive products are primarily hardware based. For example, Hymaturn Industries of France has developed Memocom, a proprietary hardware system that records black and white images. In addition, Dedicated Micros, an English company, has developed a hardware solution that allows for the recording of video to a computer disk.

     To the Company's knowledge, none of its competitors have developed a software-based product with the capabilities of VideoBank. The Company also believes that it can offer its products for substantially lower prices than those of its competitors because of the system's non-proprietary hardware specification and the availability of the bundled hardware/software system incorporating equipment that the Company or the user can purchase at a volume discount.

Regulatory Matters

     To the Company's knowledge, there are no existing or probable government regulations that will have an effect upon the Company's business. Although end-users of surveillance equipment in Canada, and elsewhere, are required to give notice of the use of such equipment, there are no known absolute prohibitions either on the ownership or the use of surveillance equipment. The Company knows of no existing or probable government regulations that either do or may affect the Company's right to distribute, sell, manufacture, or otherwise deal with digital video surveillance security systems.

Employees

     As of December, 1996, the Company employs ten people on a full-time basis and two people on a temporary or part-time basis. Additionally, the Company conducts its distribution and marketing efforts through contractual arrangements with its manufacturer's sales representative network, which consists of seven independent companies in the United States and Canada. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company considers its relations with its Employees to be good.

Dividend Policy

     The Company has never declared or paid a cash dividend on its capital stock and does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for use in its business. Any dividends declared in the future will be at the discretion of the Board of Directors and subject to restrictions that may be imposed by the Company's lenders.

Price Range of Common Stock

     On April 12, 1996, the Common Stock of the Company was approved for trading on the Nasdaq-OTC Electronic Bulletin Board. Prior to that date, there was no public market for the Company's Common Stock. From the time of the listing through December 18, 1996, the high bid price was $0.7500 and the low bid price was $0.1562.

Selected Financial Data

     The following selected financial data is qualified by reference to and should be read in conjunction with the financial statements and the notes thereto included elsewhere herein. In the opinion of the Company, all unaudited financial statements include adjustments, consisting only of normal recurring accruals necessary for a fair presentation of such information for the periods presented. The results of operations for the nine months ended September 30, 1996, are not necessarily indicative of results to be expected for the year ending December 31, 1996.

                             Summary Financial Data

                                   From Inception on
                                   January 12, 1996,            Quarter Ended
                              through September 30, 1996      September 30, 1996

Statement of Operations Data
Net Revenue                                  $- 0 -                  $- 0 -
Gross Profits                                $- 0 -                  $- 0 -
Net Loss                                   $985,656                $382,101
Net Loss Per Share                            $0.08                   $0.03

Balance Sheet Data              As of September 30, 1996
Cash                                        $25,411
Total Assets                               $458,332

Current Liabilities                         $25,344
Stockholders' Equity                     $1,418,645


                                 USE OF PROCEEDS

     All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                         DETERMINATION OF OFFERING PRICE

     Prior to the Offering there has been a limited market for the Common Stock. The offering price of the Common Stock for purposes of this Prospectus was estimated by the Company based upon historical market prices for the Company's Common Stock. The Company anticipates, however, that the Selling Stockholders will offer and sell their Shares at the then-current market price for the Company's Common Stock.

                                    DILUTION

     Of the 24,758,288 Shares described in this Prospectus, 14,123,769 Shares are presently issued and outstanding (the "Outstanding Shares"). In many cases, the officers, directors and present stockholders of the Company have acquired their Outstanding Shares at a cost substantially lower than that which investors will pay for the Common Stock offered hereby. The remaining 10,634,519 Shares described in this Prospectus are shares issuable upon the exercise of warrants and options held by the officers, directors and present stockholders of the Company (the "Option Shares"). Most of the Option Shares also will be issued at prices substantially lower than that which investors will pay for the Common Stock offered hereby. As a result, investors participating in the Offering likely will incur immediate, substantial dilution in the net tangible book value per share.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock which may be offered for sale from time to time by the Selling Stockholders. The shares offered for sale constitute all of the shares of Common Stock known to the Company to be beneficially owned by the Selling Stockholders. Other than the relationships described below, none of the Selling Stockholders has or have any material relationship with the Company.


                            Position, office                  Fully-Diluted # of
Name of Selling             or other material                 Shares of Common
Stockholder                 relationship (if any)             Stock Offered
Lisa Kerzner                                                      412,500(1)
David Kerzner               President                           2,337,500(2)
Sarah Casse                                                     1,375,000(3)
Jack Lee                    Chief Executive Officer             1,541,668(4)
Richard Brogan              Vice President of Marketing           104,000(5)
Jack Lee (Trust)                                                  396,000(6)
Jean-Michel Ouzzan                                                 22,217(7)
Mendel Raksin                                                   3,333,360(8)
Mathis Weingarten                                                 166,668(9)
Schlomo Assaraf                                                   166,668(10)
1315 Eastern Parkway Corp.                                        416,670(11)
Investment Hotlines                                                33,334(12)
PTI Financial Corp.                                             1,482,094(13)
Phillip Heller                                                    110,000(14)
Prosper Lugasi                                                     39,600(15)
Yad Harambam                                                       40,000(16)
Michel Abihsira                                                     3,575(17)
Moshe Ben Guigui                                                   16,692(18)
Jack Rosenblum                                                    100,000(19)
Mayer Amsel                                                        12,000(20)
                                                     ---------------------------
                            TOTAL:                             12,109,546

-------------------------------
Notes

1.   All of these  Shares are  currently  restricted  under Rule 144 of the 1933
     Act.
2.   All of these  Shares are  currently  restricted  under Rule 144 of the 1933
     Act.
3.   All of these  Shares are  currently  restricted  under Rule 144 of the 1933
     Act.
4. 1,375,000 of these Shares are currently restricted under Rule 144 of the 1933 Act; 83,334 of the Shares are outstanding and not restricted, and 83,334 of the Shares are issuable upon the exercise of a warrant.
5.   All of these  Shares are  currently  restricted  under Rule 144 of the 1933
     Act.
6.   All of these  Shares are  currently  restricted  under Rule 144 of the 1933
     Act.
7.   All of these Shares are issuable upon the exercise of an option.
8. 1,666,680 of these Shares are currently outstanding; the remaining 1,666,680 Shares are issuable upon the exercise of a warrant.
9. 83,334 of these Shares are currently outstanding; the remaining 83,334 Shares are issuable upon the exercise of a warrant.
10. 83,334 of these Shares are currently outstanding; the remaining 83,334 Shares are issuable upon the exercise of a warrant.
11. 208,335 of these Shares are currently outstanding; the remaining 208,335 Shares are issuable upon the exercise of a warrant.
12.  All of these Shares are currently outstanding.
13. 165,418 of these Shares are currently outstanding and 165,418 Shares are issuable upon the exercise of a warrant; an additional 1,316,676 Shares, along with Warrants to purchase an additional 1,316,676 Shares, are issuable upon the conversion of certain units held by PTI Financial Corp.
14.  All of these shares are issuable upon the exercise of an option.
15.  All of these shares are issuable upon the exercise of an option.
16.  All of these shares are issuable upon the exercise of an option.
17.  All of these shares are issuable upon the exercise of an option.
18.  All of these shares are issuable upon the exercise of an option.
19.  All of these shares are issuable upon the exercise of an option.
20.  All of these shares are issuable upon the exercise of an option.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may from time to time sell all or a portion of the Shares on the Nasdaq-OTC market or on any other national securities exchange on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares will not be sold in an underwritten public offering. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

     In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions.

     The Selling Stockholders and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any profit on the sale of Shares by the Selling Stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Shares may also be sold pursuant to Rule 144 under the Securities Act beginning two years after the Shares were issued, provided such date is at least 90 days after the date of this Prospectus.

     The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating 24 months after the Registration Statement is filed with the Commission. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

     The Company will pay all of the expenses incident to the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers or agents.

                                LEGAL PROCEEDINGS

     The Company is not currently engaged in any legal proceedings and is not aware of any pending or threatened litigation that could have a material adverse effect on the Company's business, financial condition or results of operations.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The directors and executive officers of the Company are listed on the following table. There are no other promoters or control persons:

    Name              Age                   Position, Term in Office
Jack Y. L. Lee         47      Chief Executive Officer, Secretary-Treasurer, and
                               Director (all positions January 12, 1996, to present)

David Kerzner          36      President and Director (both positions January
                               12, 1996, to present)

C. Richard Brogan      56      Vice President for Marketing and Sales (January
                               12, 1996, to present)

Jacob Kerzner          38      Director (January 12, 1996, to present)

     The following is a brief description of the professional experience and background of the directors and executive officers of the Company.

     Jack Y. L. Lee: Mr. Lee has served as the Chief Executive Officer, Treasurer-Secretary and a director of the Company since its founding. Between 1987 and January 12, 1996, Mr. Lee served as President and as a syndicator for Syndicate Management Inc., which specializes in the syndication of real estate and other investments. In 1974, Mr. Lee qualified as a Chartered Accountant while employed at Clarkson, Gordon, & Co., a major independent accounting firm which has subsequently merged into the Accounting firm of Ernst & Young LLP.

     David Kerzner: Mr. Kerzner has served as the President and a director of the Company since its founding. From 1990 to 1994, Mr. Kerzner was employed by ISTI Corporation/Intertec Security, most recently as President of ISTI Corporation and as the Marketing Manager of, and as a consultant to, Intertec Security. From 1987 to 1992, Mr. Kerzner was the owner and operator of Interactive Security Systems Inc., a full service electronic security company.

     C. Richard Brogan: Mr. Brogan has served as Vice President for Marketing and Sales of the Company since its founding. From 1993 to 1995, Mr. Brogan was employed as a Sales Manager for Robot Research Inc. where he was responsible for marketing video processing equipment and PC-based telephone-line transmission systems for use with closed-circuit television systems. From 1989 to 1993, Mr. Brogan was employed as a Director of Sales and Marketing for Sentry Products where he was responsible for marketing systems employing ultrasonic technology. Mr. Brogan's contract expires on January 12, 1997. The Company anticipates that the contract will not be renewed.

     Jacob Kerzner: Mr. Kerzner has served as the a director of the Company since its founding, Mr. Kerzner currently serves as the President and Chief Executive Officer of Nightingale Healthcare Inc., a privately-owned hospital and nursing home staffing company founded by Mr. Kerzner in 1986. Mr. Kerzner is the brother of David Kerzner.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the outstanding Common Stock of the Company by each director, executive officer, all five percent (5%) stockholders of the Company and all directors and officers as a group:

                               Beneficial    Current                Percent of
                               Ownership     Percent    Options   Class if Fully
Name and Address            of Common Stock  of Class   Granted     Exercised
-------------------         ---------------  --------  ---------  --------------
Jack Y. L. Lee,                1,458,334      10.3%    1,958,334       13.8%
Chief Executive Officer
  28 Old Park Lane
  Richmond Hill, Ontario
  L4B 2L4

David Kerzner,                 2,337,500      16.6%    3,187,500       22.3%
  President
  120 Arnold Avenue
  Thornhill, Ontario
  L4B 2L4

C. Richard Brogan,               104,000       0.7%         ----        0.4%
  Vice President for
  Marketing and Sales
  3242 S. Birchett Drive
  Tempe, Arizona 85282

Jacob Kerzner,                      ----       ----      562,500        2.3%
  Director
  148 Faywood Blvd.
  Downsview, Ontario M3H 2W7

Sarah Casse                    1,475,000      10.4%    1,875,000       13.5%
  63 Otter Crescent
  North York, Ontario  M5N 2W7

George Sukornyk                1,250,000       8.9%         ----        5.1%
  49 St. Clair Avenue W.
  Ste. 104
  Toronto, Ontario  M4V 1K6

Mendel Raksin                  1,666,680      11.8%    1,666,680       13.5%
  338 Crown Street
  New York, New York  11225

All directors, executive       8,291,514      58.7%    9,250,014       70.9%
  officers and 5% owners,
  as a group


                            DESCRIPTION OF SECURITIES

General

     The total number of shares of stock of all classes which the Company has authority to issue is 30,000,000 shares of Common Stock, par value of $0.0001 per share.

     Each Stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock held by the stockholder. Common Stockholders are entitled to receive ratably such dividends that the Board of Directors may declare from legally available funds. If the Company is liquidated, dissolved, or wound up, holders of Common Stock are entitled to share ratably in any assets remaining after paying liabilities. Holders of Common Stock have no preemptive rights and the Common Stock is neither redeemable nor convertible into any other securities. All of the issued and outstanding Common Stock is fully paid and nonassessable.

     As of December 23, 1996, there were 14,123,769 shares of Common Stock held of record by a total of 46 shareholders (excluding shares issuable upon exercise of outstanding options and warrants of the Company.

Warrants

     The Company has outstanding warrants to purchase an aggregate of 2,290,435 shares of Common Stock, which were issued in connection with the private placement that was recently concluded. Each warrant entitles the holder to purchase at any time one share of Common Stock for three years from the date of grant at an exercise price of $0.30 per share of Common Stock, subject to adjustment of the price per share and number of shares issuable upon exercise of such warrants upon any subdivision, consolidation or reclassification of the Common Stock of the Company or if any stock dividend upon the Common Stock is declared and paid by the Company. The warrants do not contain antidilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The warrants may be exercised in whole or in part.

Antitakeover Provisions

     Statutory Provisions. Delaware law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company.

     The Articles do not provide for cumulative voting in the election of directors. The Board of Directors can amend the Articles or Bylaws without the assent or vote of the stockholders.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is Intercontinental Registrar and Transfer Agency, Inc., situated at Boulder City, Nevada.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel (i) was hired on a contingent basis, (ii) will receive any direct or indirect interest in the Company, or (iii) is or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     The Company is required by its By-Laws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that the Company is permitted to indemnify. The Company's Certificate of Incorporation requires it to indemnify such parties, including directors, officers, employees and agents to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law permits the Company to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the Company. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of the Company must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

     In derivative actions, the Company may only indemnify its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to the Corporation unless, and only to the extent that, the court in which the action was brought so determines.

     The Company's Certificate of Incorporation permits the Company to indemnify its directors except in the event of: (1) a breach of the duty of loyalty to the Company or its stockholders; (2) an act or omission that involves intentional misconduct or a knowing violation of the law and an act or omission not in good faith; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) a transaction in which the potential indemnitee received an improper personal benefit.

     Insofar as the Company may otherwise be permitted to indemnify its directors, officers and controlling persons against liabilities arising under the 1933 Act or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                                PLAN OF OPERATION

     This section contains forward-looking statements regarding the Company's business and financial condition. No assurance can be given that actual results of operations will not differ materially from the forward-looking statements contained herein. For a discussion of various factors which may cause actual results to vary, see "Risk Factors," commencing at page 4 hereof.

     The Company has a limited history of operations. It was incorporated on January 12, 1996. In connection with its organization, the Company acquired an existing security and surveillance products business established by the Paradigm Advanced Technologies Joint Venture. During the succeeding months, the Company raised approximately $1,000,000 in capital through two private placements completed in accordance with Rule 504 promulgated under the 1933 Act. The Company recently concluded an additional private placement in accordance with Rule 505 promulgated under the 1933 Act, in which raised approximately $647,500 in capital, and has entered into a lending relationship with PTI Financial Corp. pursuant to which the Company will borrow between $150,000 and $500,000 from PTI Financial Corp. Management expects that the proceeds of these private placements and of this lending relationship will satisfy the Company's cash requirements through the first quarter of 1997. However, management estimates that the total amount of "seed capital" required in order to proceed with current operations and to bring the Company's own product to market will be $2,500,000, including approximately $600,000 for research and development, approximately $900,000 for advertising, marketing and promotional efforts, and approximately $1,000,000 for working capital.

     The Company's efforts during its first twelve months have centered and will continue to center on the development, marketing and distribution of its two principal products VideoBank and VideoBank-Remote. The Company has worked on developing and solidifying its manufacturer's representative network by entering into distribution or sales representation agreements with manufacturers and developers of software-based video surveillance systems, developing its advertising and promotional materials and customer database, and planning of a public relations campaign, and will continue to work on all of these activities. The Company currently has relationships with Industry Marketing Service, a marketing consulting company located in Tempe, Arizona, and with Adler & Schinkel, an advertising agency based in Phoenix, Arizona. The Company currently plans to continue to use its existing marketing and distribution methods, but also is reviewing and evaluating these methods in order to determine whether better or more efficient practices may be available. The Company also will continue to concentrate on generating revenues from existing relationships with businesses that are already familiar with the Company's products and have expressed a willingness to buy. The Company will continue to concentrate particularly on consolidating its distribution networks, cementing its client relationships, and establishing an image and brand-name recognition for the Company in the marketplace in which it competes.

     The Company does not currently have any intentions to acquire a plant or any significant equipment. The Company's warehouse and production facility requirements are minimal because the Company's products consist simply of software stored on three or four floppy disks and boxed with a user manual. To the extent that the Company sells integrated or bundled hardware-software systems, the integrator or hardware manufacturer installs the Company's software and then "drop-ships" the system directly to the customer. The Company may increase the number of its employees as it continues to grow and further solidifies and consolidates its distribution networks.

                             DESCRIPTION OF PROPERTY

     The Company's executive offices are located in 1,000 square feet of office space in North York, Ontario, Canada, which is leased by the Company on a monthly basis at a rental rate of $600 (Canadian). The Company leases additional technical support and distribution and marketing offices, including 1,560 square feet in Irvine, California and 414 square feet in Mesa Arizona. The lease for the technical support and distribution office in California expires in 1998 (after giving effect to all renewal options), and the monthly rental rate is currently $1,404. The lease for the marketing office in Arizona expires in 1997 and the monthly rental rate is currently $495. The Company believes that its facilities are adequate for its needs and that alternative or additional space will be available as required.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 12, 1996, the Company issued 6,000,000 unregistered shares of its Common Stock to the participants in the Paradigm Advanced Technologies Joint Venture (the "Joint Venture") in exchange for all of the right, title and interest in the security and surveillance products business established by the Joint Venture. Certain of the Company's directors and officers were participants in the Joint Venture and as a result received shares of the Common Stock of the Company in the transaction. The Company's Chief Executive Officer, Jack Y. L. Lee received 1,875,000 shares (including 500,000 shares in trust), and the Company's President, David Kerzner received 2,337,500 shares. In addition, Lisa Kerzner, the wife of director Jacob Kerzner, received 412,500 shares of Common Stock in the transaction. Lastly, Sarah Casse, a holder of more than 5% of the Company's issued and outstanding Common Stock, received 1,375,000 shares of Common Stock in the transaction.

     The Company has entered into a Consulting Agreement with Jack Y. L. Lee under which he receives an annual salary of up to $100,000, depending on the amount of his time that he devotes to the Company. The Company also has entered into a Consulting Agreement with David Kerzner under which he receives an annual salary of $75,000. The Company has also entered into a one-year agreement terminating in January 1997 with Industry Marketing Service, a corporation of which C. Richard Brogan serves as Principal. Under this agreement he receives $80,000 for the year from Industry Marketing Service.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On April 12, 1996, the Common Stock of the Company was approved for trading on the Nasdaq-OTC Electronic Bulletin Board. From the time of the listing through December 18, 1996, the high bid price was $0.7500 and the low bid price was $0.1562; quarter-end high and low bids (as reported by Nasdaq) are set forth below, which quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions:

         Quarter Ended              High Bid         Low Bid
         -------------              --------         -------
         June 30, 1996              $0.1845          $0.1562
         September 30, 1996         $0.2915          $0.1710

     As of December 23, 1996, there were 46 holders of record of the Company's Common Stock. The Company has declared no dividends on the Common Stock, its only class of equity. The Common Stock is not traded on any Canadian or other exchange.

                             EXECUTIVE COMPENSATION

Directors' Compensation

     The Company's policy is not to pay compensation to directors who are also employees of the Company for their service as directors. Non-employee directors do not presently receive compensation for their service as directors, either. The Company will, however, reimburse directors a fixed amount for out-of-pocket expenses incurred for attendance at meetings.

Summary Compensation Table

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and Secretary-Treasurer, who is the only officer of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ending December 31, 1996:

                                                           Shares of
                                             Annual         Common
                                          compensation      Stock        All
Name and                                 ---------------  underlying  other com-
principal position                 Year   Salary   Bonus   options    pensation
---------------------------------  ----  --------  -----  ----------  ----------
Jack Y. L. Lee                     1996  $100,000    0    1,875,000       0
Chief Executive Officer and
Secretary-Treasurer of the
Company

Stock Option Grants Table

     The following table provides information with regard to stock options granted to the Company's Chief Executive Officer and Secretary-Treasurer during the fiscal year ending December 31, 1996:

                   Number of        Percent of        Exer-
                   Securities     Total Options/     cise or
                   Underlying      SARs Granted       Base
                  Options/SARs    to Employees in     Price     Expiration
Name                Granted         Fiscal Year      ($/Sh.)       Date
--------------    ------------    ---------------    -------    ----------
Jack Y. L. Lee     1,875,500           37.0%          $0.05      1/12/01

Employment Contracts

     In February 1996, the Company entered into ten-year consulting agreements, which may be extended for additional five year terms by the mutual consent of the parties, with Jack Y. L. Lee, the Chief Executive Officer of the Company, and David Kerzner, President of the Company. Mr. Lee's and Mr. Kerzner's consulting agreements provide for annual salaries of $100,000 and $75,000, respectively for the first ten year term and for compensation to be negotiated if the consulting agreement is extended for additional terms. The consulting agreements may be terminated early by the Company in the event of the resignation, death or disability or other incapacity of Mr. Lee or Mr. Kerzner, as the case may be. The consulting agreements also contain provisions regarding confidentiality of information, ownership of inventions and patents, non-competition and non-solicitation. Both Mr. Lee and Mr. Kerzner are eligible to receive a bonus upon the approval of the Company's board of directors.

     The Company entered into a consulting agreement dated January 12, 1996 with Sarah Casse. Ms. Casse serves as a marketing, business, and technological consultant to the Company. The agreement grants Ms. Casse the option to purchase up to 1,875,000 shares of the common stock of the Company as compensation for her services at the price of $0.05 per share.

     In January, 1996, the Company entered into a one-year agreement with Industry Marketing Service ("IMS") to oversee the Company's marketing, advertising and public relations functions. The Company paid IMS an initial fee of $8,000 at the beginning of the term of the agreement and pays a monthly fee of $6,000.

                              FINANCIAL STATEMENTS

                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                              INTERIM BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                   (UNAUDITED)

                                     ASSETS

  Bank short term deposits                                   $ 25,411

  Share subscription receivable                                25,000

  Inventories (Note 1a)                                       357,838

  Prepaid expenses and deposit                                 26,781
                                                             --------
                                                             $435,030

  Capital Assets (Notes 1b & 3)                                23,302
                                                             --------
  TOTAL ASSETS                                               $458,332
                                                             ========

                                   LIABILITIES

  Current Liabilities

  Accounts payable                                           $ 25,344
                                                             --------

                              SHAREHOLDERS' EQUITY

  Share Capital (Note 4)
  Authorized 30,000,000 common shares, $.0001 par value
  Issued and outstanding:  13,008,343 common shares             1,300

  Additional paid in capital                                1,417,345

  Deficit                                                    (985,657)
                                                            ---------
                                                              432,988
                                                            ---------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $458,332
                                                            =========

                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                          INTERIM STATEMENT OF DEFICIT
                  FOR THE PERIOD FROM THE DATE OF INCORPORATION
                     JANUARY 12, 1996 TO SEPTEMBER 30, 1996
                                   (UNAUDITED)

  Balance, beginning of period                                    $ 0

  Net Loss                                                    985,656
                                                             --------
  Balance, end of period                                     $985,656
                                                             ========

                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                       INTERIM STATEMENT OF SHARE CAPITAL
                                   (UNAUDITED)

                                              Agg.     Additional     Total
                                              Par       Paid-In      Paid-In
                                  Shares     Value      Capital      Capital
                                ---------- --------- ------------- -------------
Issuance of common shares to     6,000,000   $600.00   $ 55,545.00   $ 56,145.00
purchase all of the shares
and liabilities of Paradigm
Advanced Technologies Joint
Venture

Issuance of common shares in     3,000,000   $300.00   $299,700.00   $300,000.00
February, 1996 in connection
with a private placement
offering

Issuance of common shares in     2,800,000   $245.00   $612,255.00   $612,500.00
February, March, April and May
1996 in connection with a
private placement offering

Issuance of common shares        2,158,351   $215.84   $647,284.16   $647,500.00
between June and November 1996
in connection with a private
placement offering (1)

Issuance of common shares to       165,418   $ 16.54   $ 49,608.46   $ 49,625.00
PTI Financial Corp. in connection
with the payment of a commitment
fee relating to the financing
transaction (2)
                                ---------- --------- ------------- -------------
                                14,123,769 $1,412.38 $1,751,857.62 $1,753,270.00
                                ========== ========= ============= =============

1) In connection with these offerings, warrants to purchase 2,125,017 common shares at $0.30 per share were issued.

2) In connection with this offering, warrants to purchase 165,418 common shares at $0.30 per share have been inssued. In addition, PTI Financial Corp. will receive 1,316,676 common shares and warrants to purchase an additional 1,316,676 common shares at $0.30 per share upon the conversion of certain units.

As of December 23, 1996, 14,123,769 shares of the Company's Common Stock were issued and outstanding.

                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                           INTERIM STATEMENT OF INCOME
                     JANUARY 12, 1996 TO SEPTEMBER 30, 1996
                                   (UNAUDITED)

                                                                From Inception
                                               For the Three    on January 12,
                                               Months Ended      1996 through
                                               September 30,     September 30,
                                             1996 (Unaudited)  1996 (Unaudited)
                                             ----------------  ----------------
Sales                                                    $ 0               $ 0

Cost of Sales
  Purchases                                            3,276           357,838
  Inventory - end of period                            3,276           357,838
                                             ----------------  ----------------
                                                         $ 0               $ 0

Expenses
  Consulting fees                                   $166,004          $513,896
  Legal and professional                              77,129           129,102
  Salaries and benefits                               37,232            89,966
  Office and general                                  38,301            62,661
  Travel and entertainment                            53,040           163,222
  Occupancy costs                                      9,946            24,175
  Depreciation                                           449             2,634
                                             ----------------  ----------------
                                                     382,101           985,656
                                             ----------------  ----------------
Net gain (loss) for the period                     $(382,101)        $(985,656)
                                             ================  ================

                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                         INTERIM STATEMENT OF CASH FLOW
                     JANUARY 12, 1996 TO SEPTEMBER 30, 1996
                                   (UNAUDITED)

Cash provided by (used in) operations
  Net gain (loss) for the period                              $  (985,656)
  Items not requiring an outlay of cash:
  Depreciation of fixed assets                                      2,634
  Net changes in non-cash working capital items
     related to operations                                              0
  Inventory                                                      (357,838)
  Accounts payable                                                 25,343
  Sundry assets                                                   (26,781)
                                                              ------------
                                                              $(1,342,298)
                                                              ============

Cash provided by financing activities
   Proceeds of common share issuance                          $ 1,393,645
Cash used in investing activities
   Acquisition of fixed assets                                    (25,936)
                                                              ------------
                                                              $ 1,367,709
                                                              ============

Net increase in cash for the period                           $    25,411
                                                              ============

Cash - beginning of period                                    $         0
                                                              ------------
Cash - end of the period                                      $    25,411
                                                              ============

                      PARADIGM ADVANCED TECHNOLOGIES, INC.
                           NOTES TO INTERIM STATEMENT

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a)   FINANCIAL STATEMENTS

          The accompanying condensed financial statements are not audited for the interim period, but include all adjustments (consisting of only normal recurring accruals) which management considers necessary for the fair representation of results at September 30, 1996.

          The Company is a development stage company formed on January 12, 1996 and does not purport to contain complete disclosures in conformity with generally accepted accounting principles.

          The results reflected for the nine month period ended September 30, 1996 are not necessarily indicative of the results for the entire fiscal year ending December 31, 1996.

     b)   INVENTORIES

          Inventories are valued at the lower of cost (first-in, first-out method) and net realizable value.

     c)   CAPITAL ASSETS

          Capital assets are recorded at cost less accumulated depreciation. Depreciation is provided using the declining balance basis at the following annual rate:

               Furniture and fixtures - 20%

     d)   METHOD OF ACCOUNTING

          i) The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

          ii) There are not any material differences in the determination of net loss and per share calculations between Canadian and U.S. generally accepted accounting principles.

2. INCORPORATION

     The Company was incorporated on January 12, 1996 in the State of Delaware and has elected a December 31 fiscal year end for book and tax purposes.

3. CAPITAL ASSETS

                                          Accumulated       Net
                                   Cost   Depreciation   Book-value
     Furniture and fixtures      $25,936     $2,634       $23,302
                                 =======     ======       =======

4. STOCK OPTIONS

     As at June 30, 1996, 10,000,000 shares of Common Stock are reserved for issuance to directors, officers and employees under the Company's stock option plan. All options are exercisable at price of $0.05 and the expiration date of the options is January 12, 2001.

5. ACQUISITION

     On January 12, 1996, the Company acquired 100% of the assets and liabilities of Paradigm Advanced Technologies Joint Venture in exchange for 6,000,000 Common Shares valued at $56,145. The Company recorded the acquisition using the purchase method.


    CHANGES IN AN DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     None.

               NO REPRESENTATIONS; PROSPECTUS DELIVERY OBLIGATION

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

     Dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and scheduled filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete, and reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The Company is required by its By-Laws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that the Company is permitted to indemnify. The Company's Charter requires it to indemnify such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law permits the Company to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of the Company must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

     In derivative actions, the Company may only indemnify its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to the Corporation unless, and only to the extent that, the court in which the action was brought so determines.

     The Company's Certificate of Incorporation permits the Company to indemnify its directors except in the event of: (1) a breach of the duty of loyalty to the Company or its stockholders; (2) an act or omission that involves intentional misconduct or a knowing violation of the law and an act or omission not in good faith; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) a transaction in which the potential indemnitee received an improper personal benefit.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock offered hereby. The Selling Stockholders will not pay any of the following expenses.


Securities and Exchange Commission Registration Fee..................$ 1,204.07
Printing and Engraving Expenses*.......................................1,000.00
Legal Fees and Expenses*..............................................20,000.00
Accounting Fees and Expenses*..........................................1,000.00
Miscellaneous Expenses*................................................1,000.00
                                                                 --------------
Total................................................................$24,204.07

*Estimated.

Item 26.  Recent Sales of Unregistered Securities.

     The Company has undertaken the following unregistered sales of its Common Stock. All of the following sales were exempt from registration pursuant to Sections 3(b) and 4(2) of the 1933 Act and SEC Regulation D

                                    - II-1 -
promulgated thereunder. None of the following unregistered sales involved underwriters, and there were no underwriting discounts or commissions.

                                  Person or
Date, Title                   Class of Persons    Number of      Cash Price or
of Securities Sold              to Whom Sold        Shares       Consideration
---------------------------  ------------------  -----------  ------------------
January 12, 1996;            Paradigm Advanced     6,000,000          Assets and
Common Stock                 Technologies Joint               liabilities valued
                             Venture                                  at $56,145

February, 1996;              Private Placement     3,000,000            $300,000
Common Stock                 investors

February, March, April and   Private Placement     2,800,000            $700,000
May, 1996; Common Stock      investors

June through November,       Private Placement     2,158,351            $647,500
1996; Common Stock           investors

November, 1996; Common       PTI Financial           165,418            $ 49,625
Stock                        Corp.


Item 27.  Exhibits.

3.1*   Certificate of Incorporation of the Company.

3.2*   By-Laws of the Company.

4.1*   Stock Option Plan.

5**    Opinion and Consent of Piper & Marbury L.L.P. regarding legality.

10.1* Distributor Agreement with Alpha Systems Lab, Inc., dated November 29, 1995, together with Amending Agreement dated January 24, 1996.

10.2*  Consulting Agreement with Jack Y. L. Lee dated February 1, 1996.

10.3*  Consulting Agreement with David Kerzner, dated February 1, 1996.

10.4*  Consulting Agreement with Industry  Marketing  Service,  dated January 1,
       1996.

10.5*  Agreement with Sarah Casse dated January 12, 1996.

23.1   Consent of Bromberg & Associate.

23.2** Consent of Piper & Marbury L.L.P. (included in Exhibit 5).

--------------

* Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form 10-SB, as amended, filed with the Commission on August 1, 1996.

**   To be filed by amendment.

                                    - II-2 -

Item 28. Undertakings.

     (a)  The undersigned Registrant will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)Include any  additional or changed  information  on the plan of distribution.

          (2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    - II-3 -

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of North York and the Province of Ontario, Canada, on the 23rd day of December, 1996.

                                            PARADIGM ADVANCED TECHNOLOGIES, INC.

                                            By:  /s/ Jack Y. L. Lee
                                                 ------------------------------
                                                 Jack Y. L. Lee
                                                 Chief Executive Officer and
                                                 Chief Financial Officer

                                            By:  /s/ David Kerzner
                                                 ------------------------------
                                                 David Kerzner
                                                 President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Jack Y. L. Lee        Chief Executive Officer,            December 23, 1996
------------------------  Chief Financial Officer and
Jack Y. L. Lee            Director

/s/ David Kerzner         President and                       December 23, 1996
------------------------  Director
David Kerzner

/s/ Jacob Kerzner         Director                            December 23, 1996
------------------------
Jacob Kerzner

                                    - II-4 -

================================================================================
                                  EXHIBIT INDEX
================================================================================

                                    - II-5 -

                                 EXHIBIT INDEX

Exhibit
Number  Description                                                         Page

3.1     Articles of Incorporation of the Company...............................*

3.2     By-Laws of the Company.................................................*

4       Stock Option Plan......................................................*

5       Opinion and Consent of Piper & Marbury regarding legality.............**

10.1    Distributor Agreement with Alpha Systems Lab, Inc., dated
        November 29, 1995,together with Amending Agreement dated
        January 24, 1996.......................................................*

10.2    Consulting Agreement with Jack Y. L. Lee dated February 1, 1996........*

10.3    Consulting Agreement with David Kerzner, dated February 1, 1996........*

10.4    Consulting Agreement with Industry Marketing Service, dated
        January 1, 1996........................................................*

10.5    Agreement with Sarah Casse dated January 12, 1996......................*

23.1    Consent of Bromberg & Associate.....................................II-7

23.2    Consent of Piper & Marbury (included in Exhibit 5)....................**

--------------

* Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form 10-SB.

**   To be filed by amendment.

                                    - II-6 -